UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
SILVER STAR PROPERTIES REIT, INC.
2909 Hillcroft, Suite 420
Houston, Texas 77057

A Response From
the Executive Committee
to Allen Hartman’s Allegations

Allen Hartman’s fight is for personal control of the Company and to avoid paying for the damages that he has caused to you, the stockholders. Gerald Haddock, Jack Tompkins, and James Still (the “Executive Committee”) were all selected by Hartman to join the Company’s Board. Unfortunately, during his control of the Company, Hartman failed to listen to the sound advice of his Board and his executives, and he rebelled against efforts to apply good corporate governance.

The Company has not ignored Hartman’s demands. It has considered the requirements of its charter. The Board considered the pros and cons of liquidation as compared with the pivot into self storage and approved the pivot plan in April of 2023, having examined it from December of 2022 with active assistance from Raymond James, a nationally recognized independent financial advisor. The Executive Committee and Raymond James determined that the value that stockholders would receive in liquidation paled in comparison to the value that would be created by pivoting into self storage assets. Little money had been returned to stockholders on invested capital from the Company’s prior operations. Hartman had dug the Company into a financial hole. With that in mind, the Board embarked upon a plan to obtain a listing on a national exchange and satisfy the requirements of the Company’s charter. The Board has been pursuing that plan diligently and intends to continue to pursue it. The Board and its attorneys believe that, without question, this charter provision has been satisfied.

The Executive Committee agrees that it is an especially crucial time for the Company. Facing the reality of the financial hole created from Hartman’s prior mismanagement and significant headwinds from rising interest rates and dropping values of office assets from the pandemic, the Executive Committee has identified and developed a plan and is acting to increase stockholder value. Suburban Class B office properties, as previously acquired by Hartman, have less of an upside trajectory than do self storage properties. As evidenced by recent declining prices, these office properties do not have the same resistance to softening markets as indicated by performance of self storage assets in public markets.

This contest has become a question of whether to pivot to a robust asset class in self storage at an opportune time with an associated larger potential increase in money on invested capital (“MOIC”). While there has been a softening in self storage in 2023 following on the heels of robust activity in 2021 and 2022, that was largely attributed to an increasing cost of capital. The expectations, particularly with the Fed pausing interest rate increases and even considering future decreases, are expected to temper in 2024 and later. The Board feels that this is the best time to have cash to invest into self storage properties with their greater potential upside.

Further, the Executive Committee believes that there is a direct connection between self storage and affordable housing. More specifically, we believe affordable housing and self storage will surge along with the recent surge in immigration into the United States. Immigration and the demand for affordable housing will result in increasing self storage demand. We believe this will cause us to look back in five years and conclude that the decision to invest in self storage was the way to take advantage of a great demographic change in this country.

Gerald Haddock has served as director of Meritage Homes Corporation (NYSE:MTH) since January 2005. Meritage focuses on constructing affordable housing, represented by single family detached homes across the United States. As a Director for Meritage, Haddock was instrumentally involved with Meritage’s strategic decisions, including the decision to pivot the entire business into affordable housing. That pivot, over a period of time, moved that company from one of the top 9 homebuilders in the country to the top 5. Based on that experience, Haddock believes that kind of transformational change can happen at Silver Star if we seize upon the current opportunity.

In contrast, Hartman’s playbook, as it has always been, is not about anticipating future trends or even adapting to market conditions, but instead using the same business model that he has used over the last 40 years. Simply put, that business model is no longer working. Now, Hartman wants to prevent the Company’s stockholders from profiting from this unique opportunity to pivot into an asset class with greater upside and limit the Board’s ability to help correct the wrongs to stockholders Hartman previously perpetrated. Bottom line, Hartman is trying to prevent the Board from exercising its independent business judgment to parlay what has happened in homebuilding industry to what is going to happen in the self storage industry as a result of the demographic changes in the country from increased immigration.

His breadth of experience in corporate leadership roles, allows Haddock to take from what he has learned in his past and apply it to digging the Company out of the financial hole created by Hartman. Haddock has a proven track record of delivering value to stockholders at the following companies, including:

•an IRR of 237% at Ensco,
•a MOIC of 5.28x during his tenure at Crescent Real Estate Equities,
•a MOIC of 5.51x at Consolidated Petroleum, and
•a MOIC of 5.28x at CRC Pipeline.

Compare that to Hartman’s dismal MOIC during his control of the Company.

Formerly, Haddock co-founded Crescent Real Estate Equities, a diversified real estate investment trust and served as its President, CEO and COO. That experience is about company-building. Despite Hartman’s claims, Crescent did not lose 50% of its value during Haddock’s tenure.

Haddock served as a Director of Valaris, Plc. (formerly ENSCO International, Plc.), a leading global offshore oil and gas drilling service company for over 30 years. Valaris at its peak had a market cap in excess of $10 billion. As a Director for Valaris, he served as its co-lead Director and Chairperson of the Audit Committee and was also a member of the Nominating and Governance Committee. Importantly, he served ENSCO in leading its mergers and acquisitions and oversaw strategic development.

Haddock’s record in numerous corporate roles and other significant organization roles has clearly provided him the experience that can take Silver Star to the next level. Those include his current service as a Director of Profrac since mid-2022. (That company competes strongly with Halliburton in the oil service space.) He has previously served on the Board of Trustees of the Baylor College of Medicine, and as a member of the Executive Investment Committee at both Baylor University and at Baylor College of Medicine, as well as on the Board of the M.D. Anderson Proton Therapy Education and Research Foundation. Haddock also led the acquisition team to purchase the Texas Rangers along with George W. Bush from 1989 to 1998.

Additionally, Haddock’s service as a director for the last five years at Meritage Homes has provided him the expertise in the demographics that will drive the self-storage business because of the connection between affordable housing and self-storage. Affordable housing is smaller in footprint than regular housing, and buyers have to have space to store their “stuff.” At Meritage, Haddock served in a position of leadership from the director level and led Meritage into the affordable housing space as is recognized by the full board in his recently issued retirement press release. A copy of that is attached. In summary, Haddock’s unique experience, coupled with the experience of David Wheeler who is acting as co-chief executive officer, provides Silver Star with an excellent team to execute the full self-storage pivot in a highly successful manner.

The current Board, led by Gerald Haddock is uniquely suited to execute on this plan designed to deliver value to stockholders. The Board is exercising real judgment, while Hartman is trying to take the easy way out.

The Consent Election

The consent election allows the Company’s stockholders to do something, i.e., elect directors, which Hartman has not initiated or permitted in the almost ten years since 2013. For him to now complain about the directors initiating a pivot away from his failures and facilitating the ability of stockholders to have a vote through the consent solicitation process is nothing short of heresy.

Bottom line, the current consent solicitation allows the Company’s stockholders to have a voice by voting on the election of directors. Even Hartman is acknowledging the value of this important step as evidenced by the fact that Hartman has been contacting and soliciting stockholder votes in violation of the proxy rules even before he filed his proxy materials. He now has engaged a proxy solicitor so there is no doubt that his process-related complaints about the consent solicitation have fallen on deaf ears. We are in a full-blown legitimate proxy contest for the protection of a business plan designed by the Executive Committee to dig the Company out of the financial hole created by Hartman. Hartman is choosing to advocate remaining in the past and is actively trying to thwart our shareholders’ opportunity to achieve the results of that business plan.

Despite Hartman’s assertions, the Board of Directors, with Hartman included, has remained in hold over status for years because Hartman refused to hold an annual meeting of stockholders to ensure that he remained in control of the Company. Now, for the first time in years, this Board, through the actions of the Executive Committee, is allowing stockholders to exercise their right to choose board members.

The concept of director holdover is immaterial today because it is in fact a creature of Hartman’s governance failures and has been in existence for almost a decade. What the Executive Committee has done is to create an opportunity for a stockholder vote on the election of directors that is substantially similar to the vote that would occur at an annual meeting of stockholders.

Based on the Executive Committee’s confidence that the pivot plan is in the best interests of the Company’s shareholders, particularly to dig the Company out of the financial hole created by Hartman, the Executive Committee looks forward to continuing to discuss with the shareholders its desire to protect shareholder interests by continuing with this opportunistic pivot. The Executive Committee looks forward to continuing to discuss with shareholders all of these plans and has been pleased to receive positive feedback about this direction from many shareholders.

Company NAV

The drop in the company’s NAV is the result of Hartman’s inability to retain tenants and to achieve his own target of over 90% occupancy rates. He also created dissatisfaction with tenants, causing tenants to vacate before his firing as CEO or shortly thereafter. This action by Hartman caused a significant drop in the Company’s NAV.

Additionally, Hartman’s dismal failure to refinance the SASB loan of over $259 million created stressful circumstances for the entire Silver Star team. The Company has pursued a plan through the bankruptcy process for which lenders could finance assets going forward, and without such plans there would be no opportunity to save taxes utilizing Section 1031 of the Tax Code.

As occurred with the recent pandemic, the resilience of office properties remains subject to high risk as a result of a continuing desire by many people to avoid the congregation of people. Moreover, the recent pandemic has demonstrated that many office tenants can successfully operate their businesses on a remote basis with the added benefit of lower occupancy costs.

Hartman’s Operations

No one has been more responsible for the destruction of Company value than Hartman through his mismanagement and later his actions to impair the Company’s value in order to maintain and/or regain control. He even filed a self-serving lawsuit and lis pendens which encumbered the Company’s real estate assets and forced a bankruptcy, causing significant damages to the Company in excess of $50 million. When Hartman’s actions to regain control failed, he decided to pursue liquidation.

Even during Hartman’s best years at Silver Star, he bragged about achieving 81% occupancy; compare that to Haddock’s tenure at Crescent where the average occupancy during his tenure ranged from 94% to 99%. What Hartman did to increase occupancy, even as low as it was, still was not profitable for the Company, and harmed the Company’s financial health and stability. He focused on increasing occupancy at the cost of profitability through the use of below market rental rates, excessive tenant incentives, overspending on tenant construction, and taking excessive risks with utility contracts. While operating in this manner, Hartman amassed an abnormally large accounts payable balance in excess of $20 million.

Hartman claims that he had low turnover and really happy employees. Many employees of the Company disagree with both of these statements. Hartman maintained tight control over Silver Star and its operations, ultimately leaving the Company in shambles. Employees under his control suffered from low morale because Hartman imposed his political ideology on and micromanaged his direct reports. Further, he disrespected organizational structure, siloed departments stifling collaboration, caused employees to spend time on non-Company matters, engaged employees in personal conversations to the point of personal discomfort, exerted total control over employees and created a toxic work environment which routinely undermined normal business processes.

Moreover, Hartman has consistently misrepresented facts and failed to be truthful in his communications with investors. He has used these misrepresentations and untruths in an effort to convince stockholders to act against their own interests, thus forcing this Board to act proactively to protect the interests of stockholders.

Hartman took no action over the last ten years to address the Company’s Charter requirements regarding a stock exchange listing. It initially came into play at such time that the later management and Executive Committee came up with a strategy to have a much stronger Company through the pivot into self storage, as opposed to Hartman’s plan to continue to run the same playbook.

Hartman’s suggestion that he did not receive any compensation during his tenure at the Company is false. In fact, he received compensation from many different sources and at one time the directors had to force him to contribute cash back to Silver Star as a result of an improper payment of a distribution. His management structure did not fit with the governance patterns practiced by substantial public companies. This caused a rejection by lead investment bankers offering significant transactions.

While it is true that Hartman received no “salary,” instead he received a very large position in Company stock (which made him the Company’s largest stockholder) from which he derived significant cash through large distributions that in hindsight were not supported by the Company’s ordinary cash flows. Further, for many years Hartman also owned the advisor and manager of the Company and its assets from which he derived profits at the expense of the Company. All of the foregoing compensated Hartman far more than he would have received as a salaried officer. He received all of this while neglecting and breaching his fiduciary duties by diverting his energy, attention, and resources from company activities to his personal political and religious endeavors.

Hartman claims that his general presentations to the Board were always accurate. The problem with Hartman is, he never tells the rest of the story. In this connection he was focused on metrics that were not necessarily controlling, and could be easily refuted, in order to try to support certain actions he personally wanted to take, regardless of whether they were in the Company’s best interests. One only need to review the filings made by the Company in its injunction proceedings recently filed against Hartman in Federal Court in Maryland in an effort to stop him from making false statements to and about our shareholders. In that case, Hartman claimed through his attorney, that he had solicited and controlled the top 10 shareholders in Silver Star without having filed the required proxy materials with the SEC. Silver Star is now seeking an injunction to stop this behavior and to force Hartman to admit he made up this story in order to obtain an advantageous position in Silver Star to ultimately extract value for himself that would be unavailable to the same shareholders he is now trying to win over to his side in the current consent solicitation. The Executive Committee does not believe this is the person that our shareholders want to place in charge of the Company. Hartman’s erroneous statement is a legal admission in a legal filing made with the court. That type of behavior is exactly what he carried on with the Board of Directors of the Company, which lead to his firing as CEO.

Hartman’s Actions

Dissatisfied with his removal as Executive Chairman and the failure to negotiate an overly-favorable separation from Silver Star, Hartman filed a lawsuit against the Company including frivolous claims and improperly filed lis pendens against eight of the Company’s properties, thus improperly encumbering these properties and frustrating the Company’s refinancing efforts. He refused to remove the lis pendens or drop his baseless claims of interest, knowing that these actions would cause significant harm to Silver Star and its business. All the while, Hartman continued to attempt to negotiate to extract more money and property from Silver Star than he, his family, and/or his affiliates were entitled, Hartman and his agents, through the leverage created by their actions, attempted to coerce the Company into paying he and his affiliates a significant premium for their Company stock. As a result of such actions by Hartman, Silver Star’s subsidiary was forced to file for Chapter 11 bankruptcy and enter into an adversary proceeding in bankruptcy in order to get around the improper lis pendens and related encumbrances.

In connection with an attempt by Hartman to sell his group’s stock in Silver Star for a premium, for the purpose of enhancing his position in negotiations with the Company, Hartman’s counsel, Tom Lightsey, stated the following in an email dated August 28, 2023, addressed to the Independent Directors:

[Hartman] has hired a proxy solicitor and a law firm to oversee a proxy vote to contest Silver Star’s current board of directors and appoint a new slate. The new slate of proposed directors has been selected, and they have all agreed to run. I have personally spoken with the top 10 shareholders, and they will vote for the new slate. I have the phone numbers of the top 100 shareholders and will start calling them this week. The broker dealers are also unanimously in favor of a new slate, with the possible exception of perhaps one half of Moloney, who you met with.

While this attempted extortion did not work, it did show that Hartman was illegally soliciting shareholder proxies. Hartman’s illegal solicitation of proxies caused Silver Stare to file the above-described federal lawsuit in the District of Maryland to stop Hartman’s continued illegal and damaging behavior.

When confronted with Tom Lightsey’s e-mail which evidences Hartman's false, misleading, and improper contacts with Silver Star's stockholders, Hartman and his affiliates claimed that the Tom Lightsey’s e-mail was a lie used "as part of an attempt ... to reach a settlement with the [Independent Directors]." Then, in a complete 180-degree shift, Hartman now claims that at the time of sending Tom Lightsey’s e-mail, he "had not in fact hired a proxy solicitor or law firm to oversee a proxy vote for Silver Star," he had "not personally spoken with the top ten stockholders, [he had] not solicited their proxies, and they [had] not informed [Hartman] that they will grant [him] their proxies with respect to anything," and that he had "not called any of the top 100 stockholders regarding a proxy contest."1

Hartman has always opposed a public listing of the Company’s stock, or any other method to provide liquidity to our shareholders.

Our Leadership

David Wheeler, President and Co-Chief Executive Officer, has significant experience in self storage. His experience with self-storage began over thirty years ago when with CBRE.  During his 16-year tenure with CBRE, he served as vice president of the investment services division where he completed the sale of over nine million square feet, including 13 self storage facilities. While at CBRE, he represented Storage Trust, now an entity of Public Storage, during its Dallas-Fort Worth expansion.

Further, Murray Banks at Green Street commented about Silver Star’s recent self storage acquisition that it is “Hard to find a better location, that zip code ranks as one of the best in the entire country (336th/5315) for Storage rent growth potential fetching an "A++" grade.” Mr. Wheeler engineered and scoped the entire acquisition of that property.

1 Hartman's current claims are completely opposite the claims he made through counsel during settlement negotiations (which is increasingly worrisome given his legal counsel, Mr. Lightsey’s, ethical obligations under the Texas Disciplinary Rules of Professional Conduct). This leaves Silver Star wondering-was Mr. Lightsey lying on August 28, 2023 in violation of the Texas Disciplinary Rules of Professional Conduct or is Hartman lying now? This is just a further example of Hartman doing anything in his power to damage Silver Star and the reputations of its Independent Director.

Gerald Haddock has an extensive background in real estate and business as described in greater detail above. During his career, he won the accolades of other respected business partners. CLICK HERE (https://www.youtube.com/playlist?list=PLXbdWL_4-JrdmkYKOAVAIDhmZTPs6xLJF) to view affirmations of Richard Rainwater, Carl Thorne, and George W. Bush.

PLEASE SUBMIT YOUR CONSENT TODAY

Your consent is important. We ask that you provide your consent as soon as possible. You may consent in any one of the following ways:

• Use the toll-free telephone number 1-855-208-8903 from the U.S. or Canada

• Sign, date, and return the enclosed consent card using the included postage-paid envelope

• Use the Internet website at www.okapivote.com/silverstarconsent. Please refer to the below control number to submit your consent online.

If you need any assistance, please contact Okapi Partners at Tel: 1-855-208-8903

Sincerely,

The Executive Committee
of Silver Star Properties REIT, Inc.
Gerald Haddock
Jack Tompkins
James Still

Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar expressions, and variations or negatives of these words. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the SEC, particularly those described in our most recent Annual Report on Form 10-K, which was filed with the SEC on May 26, 2023 (“Annual Report”) and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date hereof and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Additional Information and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A on November 29, 2023, containing relevant documents with respect to its solicitation of proxies for the Company’s stockholder consent in lieu of annual meeting for the 2023 fiscal year (the “2023 Consent Solicitation”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants

The Company, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by the Company in connection with matters to be considered in connection with the 2023 Consent Solicitation. Information about the Company’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in the Company’s preliminary proxy statement for the 2023 Consent Solicitation. To the extent holdings of The Company securities reported in the definitive proxy statement for the 2023 Consent Solicitation have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.